[EXECUTION COPY]

FIRST AMENDMENT TO MULTICURRENCY CREDIT AGREEMENT

This FIRST AMENDMENT TO MULTICURRENCY CREDIT AGREEMENT, dated as of May 15, 2008 (this “Amendment”), among (i) CLEVELAND-CLIFFS INC, an Ohio corporation (the “Borrower”), (ii) the undersigned Lenders, and (iii) BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, amends certain provisions of the Multicurrency Credit Agreement, dated as of August 17, 2007 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

RECITALS

WHEREAS, the Borrower has requested that the undersigned Lenders and the Administrative Agent agree to amend certain of the terms and provisions of the Credit Agreement, as specifically set forth in this Amendment; and

WHEREAS, the undersigned Lenders and the Administrative Agent are prepared to amend the Credit Agreement on the terms, subject to the conditions and in reliance on the representations set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Credit Agreement.

(a) Amendment to Section 6.17 (Limitations on Restrictions). Section 6.17 of the Credit Agreement is hereby amended by restating clause (x) contained in such Section in its entirety as follows:

“(x) any agreements not referred to in clause (ix) above evidencing Indebtedness; provided, that (A) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (B) in the case of the issuance of any Indebtedness in an aggregate principal amount in excess of U.S. $50,000,000, individually or U.S. $100,000,000 in the aggregate for all Indebtedness issued pursuant to this clause (x) (collectively, “Other Debt Issuances”), the Administrative Agent shall have received not less than five (5) Business Days prior written notice of the incurrence of each such Other Debt Issuance (including copies of all documents relating to such Other Debt Issuances in “draft” form not less than two (2) Business Days prior to the incurrence thereof and final copies of such documents promptly upon the closing of such Other Debt Issuance); provided, further, that to the extent that any affirmative covenant, negative covenant or event of default relating to any such Other Debt Issuances is more restrictive than a substantially similar provision set forth in this Agreement, as reasonably determined by the Administrative Agent in consultation with the Borrower (each such provision in such Other Debt Issuances that is more restrictive is referred to herein as an “Incorporated Provision”), then, upon written notice by the Administrative Agent to the Borrower, each such Incorporated Provision shall, so long as such Other Debt Issuances shall be outstanding, be automatically incorporated into this Agreement as an additional term and provision hereof (it being understood that this Agreement shall not be modified in any manner to make any other terms or provisions hereof less restrictive). Each such Incorporated Provision shall be a term hereof as fully as set forth herein and any failure to comply with such Incorporated Provision shall constitute a Default and Event of Default hereunder;”

Section 2. Conditions Precedent. This Amendment shall become effective as of the date first written above upon execution hereof by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders.

Section 3. Continued Validity of Loan Documents. Except for the amendment to the Credit Agreement set forth in Section 1 hereof, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Administrative Agent or any Lender under any of the Loan Documents, nor alter, modify, amend or in any way affect any of the rights, remedies, obligations or any covenants of the Borrower or any Guarantor contained in any of the other Loan Documents, all of which are ratified and confirmed in all respects and shall continue in full force and effect.

Section 4. Representations and Warranties. Each of the Borrower and the Guarantors (each, a “Loan Party”) hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Due Execution and Authorization; Legal, Valid and Binding Obligation. The execution and delivery and performance by such Loan Party of this Amendment is within such Person’s corporate powers and has been duly authorized by all necessary action on its part. This Amendment, the Credit Agreement as amended hereby and all other Loan Documents to which such Person is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at Law). This Amendment, the Credit Agreement as amended hereby and the other Loan Documents do not, nor does the performance or observance by such Loan Party of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon such Loan Party or any provision of the organizational documents (e.g., charter, articles of incorporation or by laws, articles of association or operating agreement, partnership agreement or other similar document) of such Loan Party, (ii) contravene or constitute a default under any covenant, indenture or agreement of or affecting such Loan Party or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of such Loan Party.

(b) Representations and Warranties in Loan Documents. All representations and warranties of each Loan Party set forth in the Credit Agreement and in any other Loan Document are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(c) No Default. No Default or Event of Default has occurred and is continuing.

Section 5. Ratification. Except as expressly amended or waived hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby.

Section 6. Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by telecopier (or electronic mail (in PDF format)) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7. Miscellaneous. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings or agreements which may have existed with respect thereto. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Administrative Agent or any Lender under the Credit Agreement or the other Loan Documents, nor alter, modify, amend or in any way affect any of the obligations or covenants contained in the Credit Agreement or any of the other Loan Documents, all of which are ratified and confirmed in all respects and shall continue in full force and effect. To the extent there is any inconsistency between the terms and provisions of any Loan Document and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern. The headings used in this Amendment are for convenience of reference only and shall not in any way be deemed to limit, define or describe the scope and intent of this Amendment or any provision hereof. This Amendment shall be binding upon and inure to the benefit of the Administrative Agent, each of the Lenders and each of the Loan Parties and their respective Subsidiaries, and to each of their respective successors in title and assigns. This Amendment may not be modified or amended except in a manner permitted by Section 10.11 of the Credit Agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

Section 8. Costs and Expenses. Pursuant to Section 10.13 of the Credit Agreement, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with this Amendment, including all reasonable and properly documented fees, charges and disbursements fees of counsel of the Administrative Agent in producing, reproducing and negotiating this Amendment, will be for the account of the Borrower whether or not this Amendment is consummated.

Section 9. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

“Borrower”

Cleveland-Cliffs Inc

By:	/s/ Laurie Brlas

Name:	Laurie Brlas

Title: Executive Vice President and Chief Financial Officer

“Administrative Agent”
Bank of America, N.A., as Administrative Agent
By:/s/ Matthew Hichbom

Name: Title:	Matthew Hichbom Assistant Vice President

Bank of America, N.A., as a Lender, Swing Line Lender and as L/C Issuer

By: /s/ Kenneth G. Wood
Name: Kenneth G. Wood
Title: Senior Vice President

JPMorgan chase bank, n.a., as a Lender
By:/s/ Henry W. Centa

Name:	Henry W. Centa

Title: Senior Vice President

Charter One Bank, n.a., as a Lender

By: /s/ Robert G. Dracon, Jr.
Name:Robert G. Dracon, Jr.
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as

Documentation Agent and a Lender

By: /s/ Lawrence A. Mack
Name: Lawrence A. Mack
Title: EVP

Fifth Third Bank, as a Lender

By: /s/ R. C. Lanctot
Name: Roy C. Lanctot
Title: Vice President

Commonwealth Bank of Australia, as a Lender

By: /s/ D. Heuston
Name: David Heuston
Title: Head of Risk Management

Wachovia Bank, National Association,

as a Lender

By: /s/ P. Kaufmann
Name: Patrick J. Kaufmann
Title: Senior Vice President

Westpac Banking Corporation, as a

Lender

By:
Name:
Title:

PNC Bank, National Association, as a Lender

By: /s/ Jennifer L. Loew
Name: Jennifer L. Loew
Title: Vice President

US Bank, N.A., as a Lender

By: /s/ Patrick McGraw
Name: Patrick McGraw
Title: Vice President

U.S. Bank, N.A.

BMO CAPITAL MARKETS, FINANCING INC.,
as a Lender

By: /s/ Thad D. Rasche
Name: Thad D. Rasche
Title: Director

National Australia Bank Limited

A.B.N. 12 004 044 937, as a Lender

By: /s/ Stephen Daniels
Name: Stephen Daniels
Title: Director

National Australia Bank Limited

NATIONAL CITY BANK, as a Lender

By: /s/ R. S. Coleman
Name: Robert S. Coleman
Title: Senior Vice President

Comerica Bank, as a Lender

By: /s/ Brandon Welling
Name: Brandon Welling
Title: Account Officer

RATIFICATION OF GUARANTY

Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Amendment and the Borrower’s execution thereof, (b) joins the foregoing Amendment for the sole purpose of consenting to and being bound by the provisions of Sections 4 and 5 thereof and (c) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee the Obligations of the Borrower under the Loan Documents.

“Guarantors”

The Cleveland-Cliffs Iron Company

By:	/s/ Steven Raguz

Name: Title:	Steven M. Raguz Treasurer

Cliffs Mining Company

By:	/s/ Laurie Brlas

Name:	Laurie Brlas

Title: Executive Vice President and Chief Financial Officer

Cliffs Sales Company
Northshore Mining Company
Silver Bay Power Company
Cliffs Minnesota Mining Company
Cliffs Empire, Inc.
Cliffs TIOP, Inc.
Cliffs North American Coal, LLC (f/k/a PinnOak Resources, LLC)

By:	/s/ Laurie Brlas

Name: Title:	Laurie Brlas Vice President

CLF PinnOak LLC

By:	/s/ D. J. Gallagher

Name: Title:	Donald J. Gallagher President